As filed with the Securities and Exchange Commission on July 25, 2008	Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
Under the Securities Act of 1933
MEADOWBROOK INSURANCE GROUP, INC.
(Exact name of registrant as specified in its charter)
6331
(Primary Standard Industrial Classification Code Number)

Michigan (State or other jurisdiction of incorporation or organization)	38-2626206 (I.R.S. Employer Identification No.)
26255 American Drive, Southfield, Michigan 48034-5178, (248) 358-1100
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)
Robert S. Cubbin, President and Chief Executive Officer
Meadowbrook Insurance Group, Inc.
26255 American Drive
Southfield, Michigan 48034-5178
(248) 358-1100
(name, address, including zip code, and telephone number, including area code, of agent for service)
With copies to:

Timothy E. Kraepel, Esq. Howard & Howard Attorneys PC The Pinehurst Office Center, Suite 101 39400 Woodward Avenue Bloomfield Hills, Michigan 48304-5151 Phone: (248) 645-1483 Fax: (248) 645-1568	John M. Gherlein, Esq. Baker & Hostetler LLP 3200 National City Center 1900 East 9th Street Cleveland, Ohio 44114-3485 Phone: (216) 861-7398 Fax: (216) 696-0740
     Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☑ 333-150186
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered(1)	Per Share(2)	Price(2)	Registration Fee(3)
Common stock, $0.01 par value	1,921,074 shares	$18.15	$140,364,791	$5,516.34

(1)	Represents the estimated maximum number of additional shares to be issued pursuant to the agreement and plan of merger dated as of February 20, 2008, as amended, between Meadowbrook Insurance Group, Inc., a Michigan corporation, and ProCentury Corporation, an Ohio corporation. Also includes an equal number of rights to purchase shares of Registrant’s Series A Preferred Stock, which rights are not (a) separable from the shares of common stock; or (b) presently exercisable. Meadowbrook has previously registered 19,333,993 shares of its common stock pursuant to the Registration Statement on Amendment No. 1 to Form S-4 filed on May 27, 2008 (Registration No. 333-150186) and declared effective by the Commission on May 28, 2008.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) of Regulation C under the Securities Act of 1933, as amended.

(3)	The registration fee was previously paid to the Commission.

SIGNATURES
INDEX TO EXHIBITS
Opinion of Howard & Howard
Consent of Ernst & Young LLP
Consent of KPMG, LLP
Consent of Bodman LLP
Consent of Baker & Hostetler LLP
Consent of Friedman, Billings, Ramsey & Co., Inc.

EXPLANATORY NOTE
     This Registration Statement is being filed with the Securities and Exchange Commission pursuant to General Instruction K of Form S-4 and Rule 462(b) of the Securities Act of 1933, as amended, for the sole purpose of registering an additional 1,921,074 shares of the Registrant’s common stock, $0.01 par value per share, for issuance in connection with the merger of ProCentury Corporation with and into MBKPC Corp., a wholly-owned subsidiary of the Registrant. Registrant previously registered 19,333,993 shares of its common stock pursuant to a currently effective Registration Statement on Amendment No. 1 to Form S-4 (Registration No. 333-150186). The number of shares originally registered represented the estimated maximum number of shares of the Registrant’s common stock to be issuable upon the completion of the merger based on the number of common shares of ProCentury outstanding, or reserved for issuance under various plans, immediately prior to the merger and the exchange of common shares of ProCentury for the Registrant’s common stock pursuant to the formula set forth in the Agreement and Plan of Merger dated as of February 20, 2008, as amended. The number of shares of the Registrant’s common stock issuable upon the completion of the merger is now estimated to be higher than originally anticipated due to the requirement in the merger agreement that the value of the cash to be received by holders of outstanding ProCentury shares in the merger be equal to 45% of the total value of the merger consideration and the aggregate value of Registrant’s common stock to be received by holders of outstanding ProCentury shares in the merger be equal to 55% of the total value of the merger consideration. As a result of the decrease in the per share price of Registrant’s common stock from the date of original filing of the Registration Statement on Form S-4 on April 11, 2008, Registrant is registering the additional 1,921,074 shares of its common stock to ensure that the aggregate value of Registrant’s common stock to be received by holders of outstanding ProCentury shares in the merger is equal to 55% of the total value of the merger consideration. The maximum aggregate value of the Registrant’s shares to be exchanged in the merger does not exceed the “Proposed Maximum Aggregate Offering Price” appearing on the facing page of the original Registration Statement on Form S-4 filed on April 11, 2008 ($140,364,791).
INCORPORATION OF DOCUMENTS BY REFERENCE
     This Registration Statement incorporates by reference the contents of our Registration Statement on Form S-4, Registration No. 333-150186, including all amendments, supplements and exhibits thereto and all information incorporated by reference therein. Additional opinions and consents required to be filed with this Registration Statement are listed on the Index to Exhibits attached to and filed with this Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on July 25, 2008.

MEADOWBROOK INSURANCE GROUP, INC.
By	/s/ Robert S. Cubbin
Robert S. Cubbin
President and Chief Executive Officer (Principal Executive Officer)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on July 25, 2008, by the following persons in their capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert S. Cubbin Robert S. Cubbin	President, Chief Executive Officer and Director (Principal Executive Officer)	July 25, 2008

/s/ Karen M. Spaun Karen M. Spaun	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 25, 2008

** Merton J. Segal	Director (Chairman)	July 25, 2008

Joseph S. Dresner	Director	July 25, 2008

** Hugh W. Greenberg	Director	July 25, 2008

** Florine Mark	Director	July 25, 2008

** Robert H. Naftaly	Director	July 25, 2008

** David K. Page	Director	July 25, 2008

** Robert W. Sturgis	Director	July 25, 2008

Signature	Title	Date

** Bruce E. Thal	Director	July 25, 2008

** Herbert Tyner	Director	July 25, 2008

** Signed pursuant to Power of Attorney

By:	/s/ Robert S. Cubbin
Robert S. Cubbin

INDEX TO EXHIBITS

Exhibit
Number	Description

5.1	Opinion of Howard & Howard Attorneys, P.C. regarding the validity of Meadowbrook Insurance Group, Inc. common stock to be issued in the merger.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of Howard & Howard Attorneys, P.C. (included in Exhibit 5.1).

23.4	Consent of Bodman LLP.

23.5	Consent of Baker & Hostetler LLP.

23.6	Consent of Friedman, Billings, Ramsey & Co., Inc.

24.1	Power of Attorney (previously filed).